Filed Pursuant to Rule 433
Registration Statement No. 333-277734

HUMANA INC.

5.375% Senior Notes due 2031
5.750% Senior Notes due 2054

March 11, 2024

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa2 (Moody’s)/ BBB (S&P)/ BBB (Fitch)
Trade Date:	March 11, 2024
Settlement Date:	(T+2) March 13, 2024
Active Bookrunners:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC Wells Fargo Securities, LLC
Passive Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Barclays Capital Inc.
Senior Co-Managers:	U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC Truist Securities, Inc.
Co-Managers:
Deutsche Bank Securities Inc.
Regions Securities LLC
TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Academy Securities, Inc.
Bancroft Capital, LLC
Blaylock Van, LLC
Cabrera Capital Markets LLC
R. Seelaus & Co., LLC

2031 Notes

Security Description:	Senior Notes due 2031
Aggregate Principal Amount:	$1,250,000,000
Coupon:	5.375%
Maturity Date:	April 15, 2031
Price to Public:	99.940% of the principal amount
Benchmark Treasury:	4.250% UST due February 28, 2031
Benchmark Treasury Price / Yield:	100-26 / 4.114%
Spread to Benchmark Treasury:	+127 bps
Yield to Maturity:	5.384%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2024
Optional Redemption:	Make-whole call at T+20 bps plus accrued and unpaid interest
Par Call:	On or after February 15, 2031
CUSIP/ISIN:	444859CA8 / US444859CA81

2054 Notes

Security Description:	Senior Notes due 2054
Aggregate Principal Amount:	$1,000,000,000
Coupon:	5.750%
Maturity Date:	April 15, 2054
Price to Public:	99.949% of the principal amount
Benchmark Treasury:	4.750% UST due November 15, 2053
Benchmark Treasury Price / Yield:	107-25+ / 4.283%
Spread to Benchmark Treasury:	+147 bps
Yield to Maturity:	5.753%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2024
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after October 15, 2053
CUSIP/ISIN:	444859 CB6 / US444859CB64

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to each series of notes offered hereby and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to each series of notes offered hereby if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, PNC Capital Markets LLC toll-free at (855) 881-0697 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.
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